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EXHIBIT 99.1

FOR IMMEDIATE RELEASE                CONTACT: Frederick N. Cooper (215) 938-8312
September 4, 2003                                    fcooper@tollbrothersinc.com
                                                 Joseph R. Sicree (215) 938-8045
                                                     jsicree@tollbrothersinc.com


    Toll Brothers Announces Entry Into Jacksonville Market with Agreement to
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                 Acquire Richard R. Dostie New Home Collection
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Huntingdon Valley, PA, September 4, 2003 -- Toll Brothers, Inc. (NYSE: TOL)
(www.tollbrothers.com), the nation's leading builder of luxury homes, today announced the signing of an agreement to acquire substantially all of the assets of Richard R. Dostie, Inc. (and affiliates), a leading Jacksonville, Florida homebuilder. The firm operates under the name of Richard R. Dostie New Home Collection. The undisclosed purchase price is to be paid in cash. The acquisition, which is expected to close later this month, marks Toll Brothers' entry into the Jacksonville market. In Florida, Toll Brothers currently builds on the southwest coast in Lee, Collier,and Sarasota Counties, and on the southeast coast in Martin and Palm Beach Counties. To date, Toll Brothers is most noted in Florida for its Arnold Palmer Signature Golf Course communities, including Naples Lakes Country Club, Frenchman's Reserve in the Palm Beach area and Mizner Country Club in the Boca Raton area.

Richard R. Dostie, Inc. designs, constructs, markets and sells a variety of homes throughout the Jacksonville metropolitan area. Its base home prices generally range from the $190,000's to over $600,000. The company was started in 1974 and has delivered over 4,000 homes in the Jacksonville market since then. Its president, Richard R. Dostie, is a past president of the Northeast Florida Builders Association and his company has been named Northeast Florida Builder of the Year. For calendar year 2003, Richard R. Dostie, Inc. anticipates delivering approximately 230 new homes and producing revenues of $70 million at an average home price of approximately $300,000.

Robert I. Toll, chairman and chief executive officer of Toll Brothers, Inc., stated: "We are very excited to be joining with Richard Dostie and his spectacular team in the fast-growing Jacksonville area. The demographics of the Florida market offer tremendous long-term growth opportunities. We entered Florida in 1995. This fiscal year we expect to deliver $230 million of homes in the state, not including the Jacksonville market. Since our fiscal year ends on October 31, we do not expect this acquisition to have an impact on earnings in 2003. Due to purchase accounting, we believe the acquisition will be modestly accretive in 2004."

Richard R. Dostie, president of Richard R. Dostie New Home Collection, stated:
"The combination of Toll Brothers' substantial resources and excellent national reputation with our local knowledge, expertise and thirty-year history in the Jacksonville area will make a great team. We see many growth opportunities in Jacksonville and surrounding areas and look forward to a long and prosperous future in the Toll Brothers family."

                                     *more*


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Michael P. Kahn & Associates, L.L.C. assisted Toll Brothers in connection with this transaction. VentureCorp Management LLC assisted Richard R. Dostie, Inc.

Toll Brothers, Inc. is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "TOL". The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Massachusetts, Maryland, Michigan, Nevada, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Texas, and Virginia.

Toll Brothers builds luxury single-family and attached home communities and master-planned luxury multi-product residential golf course communities principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, landscape, cable T.V. and broadband Internet delivery subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.

Toll Brothers is the only publicly traded national home building company to have won all three of the industry's highest honors: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award and Builder of the Year. For more information visit www.tollbrothers.com.
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        Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income from joint ventures and the Toll Brothers Realty Trusts Group, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.

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